Exhibit 99.2

CONTACT:	News Media	FOR IMMEDIATE RELEASE
	Sylvia Morin	11/1/2005
(514) 590-6345
Investor Relations
Dave Dunnewald
(303) 279-6565
Kevin Caulfield
(303) 277-6894

MOLSON COORS REPORTS 2005 THIRD QUARTER RESULTS

DENVER, Colo., and MONTREAL, Canada – Molson Coors Brewing Company (NYSE: TAP; TSX) today announced higher consolidated net sales and sales volume, and higher net income for the third quarter of 2005 compared to the third quarter of 2004.  Higher consolidated sales volume, net sales and net income were attributable to including Molson Inc. results in the third quarter of 2005 but not in the third quarter of 2004.  Net income in the third quarter was $108.2 million.

For the 13-week third quarter ended September 25, 2005, the company reported net sales of $1.6 billion and sales volume of 12.8 million barrels, or 15.1 million hectoliters (hl).  Excluding special items, the company reported after-tax income of $129.5 million* (or $1.51 per share) for the third quarter, down 4.1 percent from 2004 on a pro forma basis.  Excluding special items and merger-related amortization expense, after-tax income was $139.1 million* (or $1.62 per share), down 3.7 percent from 2004 on a pro forma basis.  (*See table below for reconciliation to nearest U.S. GAAP measure.)

The company’s effective tax rate for the third quarter 2005 was 6.4 percent, or 13.1 percent excluding special items, and 15.0 percent excluding special items and merger-related amortization.  For comparative purposes, pro forma third quarter 2004 results reflect the same effective tax rates as 2005 third quarter results.

On a consolidated pro forma basis, compared to the third quarter 2004, the company’s third quarter 2005 results included:

•	Sales to retail	0.0%
•	Sales volume	+0.3%
•	Net sales	+0.3%
•	Gross profit	+4.7%
•	Operating income	(5.0)%
•	Pretax income	(16.6)%
•	Net income	(18.2)%
•	After-tax income, excluding special items	(4.1)%
•	Diluted earnings per share, excluding special items	(3.8)%
•	After-tax income, excluding special items and merger-related amortization expenses	(3.7)%
•	Diluted earnings per share, excluding special items and merger-related amortization expenses	(3.4)%

Leo Kiely, Molson Coors president and chief executive officer, said, “Our third quarter financial results reflected encouraging volume and financial performance in Canada and the U.S., despite extensive competitive price discounting in some of our largest markets and significant input cost inflation. We made good progress on cost reduction initiatives across the company, which aided financial results in the quarter, and we increased investments in marketing and sales programming. At the same time, substantial market challenges in the U.K. reduced the financial performance of our Europe business. Our Brazil operation continued to report operating losses, but at a significantly reduced level.

“In Canada, our year-over-year sales to retail increased 1.5 percent on a comparable basis during the third quarter, led by Coors Light which grew at a double-digit percentage rate versus a year ago.  In the U.S., sales to retail were up slightly compared to prior year, driven by low-single-digit growth of Coors Light.  However, our revenue per barrel was impacted negatively by a substantial increase in price discounting in several U.S. markets in the quarter.

“Although third quarter volume improved in our Europe segment well ahead of the U.K. beer market, this business continued to be challenged by competitive price discounting and margin pressure from unfavorable changes in channel and sales mix.  We were encouraged, however, by strong volume performance of our U.K. industry-leading brand, Carling, which grew at a mid-single-digit percentage rate in the quarter.  In Brazil, cost and pricing trends improved in the third quarter, but volume declines and operating losses continued to be significant challenges.”

Canada Segment

Canada segment comparable sales to retail were up 1.5 percent during the third quarter 2005 compared to prior year largely due to favorable weather and stronger, more integrated sales and marketing programs.  Overall industry sales to retail grew an estimated 3.5 percent in the quarter from a year earlier.  Sales volume of 2.4 million barrels (2.8 million hl) was up 4.0 percent on a comparable basis versus prior year.  Canada segment net sales increased 14.0 percent on a pro forma basis from the third quarter of 2004 driven by favorable foreign exchange rates, higher volume and increased pricing in select markets.  Excluding a $13.9 million pretax special charge in 2004 (described below), operating income in Canada during the third quarter 2005 increased 11.2 percent on a pro forma basis versus prior year.

United States Segment

In the third quarter 2005, comparable U.S. segment sales volume decreased 0.3 percent.  On a pro forma basis, the company reported no change in U.S. segment net sales compared to the third quarter a year ago.  U.S. segment sales to retail increased 0.1 percent on a pro forma basis during the quarter, driven by low-single-digit percentage growth by Coors Light and a strong double-digit increase in Blue Moon, offset by declines in other brands, primarily the Coors brand and Aspen Edge.

Including a special charge of $37.1 million (described below), third quarter U.S. operating income of $31.2 million was 48.1 percent lower on a pro forma basis versus prior year.  Excluding the special charge, U.S. operating income increased 13.8 percent on a pro forma basis, driven by lower overhead and manufacturing costs, partially offset by higher packaging materials and energy costs.

Europe Segment

In the third quarter 2005, Europe segment sales volume increased 3.4 percent compared to a year ago.  Net sales per barrel decreased 18.6 percent from the third quarter of 2004, primarily because of a change in contractual arrangements with a major customer for the sale of non-owned, or factored, brand sales. This contract change reduced both net sales and cost of goods sold by $60 million in the third quarter, with no impact on profits.  Owned brand revenue per barrel in the U.K. decreased approximately 3 percent in local currency as a result of lower pricing and adverse channel and sales mix.  In addition, unfavorable foreign exchange rates reduced net sales approximately 1 percent.

Although U.K. beer industry volume grew in the third quarter against a soft quarter a year ago, the industry continued to be challenged by lower consumer spending and higher levels of competitor discounting in both the on-premise and off-premise channels.  As a result, Europe segment operating income during the third quarter 2005 decreased 24.2 percent from the prior year.

Brazil Segment

Brazil segment net sales during the third quarter increased 27.0 percent on a pro forma basis from the third quarter of 2004, driven by favorable beer pricing and a 19.3 percent appreciation of the Brazilian real versus the U.S. dollar.   Sales volume of 1.6 million barrels (1.9 million hl) declined 7.6 percent on a comparable basis versus a year ago.  The Brazil business continued to improve operating trends during the third quarter, with a pro forma operating loss 26.4 percent smaller than a year ago.

Molson Coors Brewing Company continues to assess the future of its Brazil operations and evaluate a full range of strategic options for the future of this business, a process that includes discussions with third parties regarding the Kaiser business.

Special Items

The company reported the following special items totaling $33.5 million, or $0.25 per share after-tax, during the third quarter 2005:

•                  U.S. segment special charges of $37.1 million were primarily related to closing the company’s Memphis brewery, including charges for a $25 million reserve for an estimated final contribution to the multi-employer Memphis pension plan, from which the company anticipates withdrawing in 2007. U.S. special charges also include accelerated Memphis asset depreciation of $10.9 million and limited restructuring expenses.

•                  In Europe, a $0.6 million net special charge includes restructuring expenses related to cost-reduction initiatives, largely offset by gains on the sale of surplus real estate previously used in operations.

•                  A corporate segment special credit of $4.2 million was attributable to stock option income resulting from the quarterly adjustment to the cost of providing a floor price under options for Coors executives who left under a change-of-control provision following the merger of Molson and Coors.

In addition, 2004 pro forma Canada results included a $13.9 million pretax special charge in the 3rd quarter of 2004 attributable to merger-related costs and restructuring charges.

Merger Synergies Update

In the third quarter 2005, Molson Coors synergy teams continued to pursue aggressively $175 million of merger-related pretax cost synergies that the company has committed to capturing in stages over the next three years.  Since the completion of the merger on February 9, 2005, the company has captured approximately $37 million in cost synergies, with the savings mostly in overhead and procurement costs.  The company is confident that it will capture at least $50 million in merger-related cost synergies in 2005.

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at noon Eastern Time today to discuss the company’s third quarter financial results.  The company will provide a live webcast of the earnings call. Approximately two hours after the conclusion of the earnings call, the company also will host an online, real-time webcast of an Investor Relations Working Session with financial analysts at 3:00 p.m. Eastern Time.  Both webcasts will be accessible via the company’s website, www.molsoncoors.com.

Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on December 31, 2005.

*Molson Coors Brewing Company

After-tax Income Excluding Special Items and Merger-related Amortization

Reconciliation to Nearest U.S. GAAP Measure

(In millions of $US)

2005 Third Quarter

U.S. GAAP:	Net income - reported	$108.2
Add back:	Pretax special items - net	33.5
Minus:	Tax effect on special items	(12.2)
Minus:	Minority interest in special items	—
Non-GAAP:	After-tax income, excluding special items	$129.5
Add back:	Pretax merger-related amortization expense	14.7
Minus:	Tax effect on merger-related amortization	(5.1)
Non-GAAP:	After-tax income, excluding special items and merger-related amortization	$139.1

 After-tax Income Excluding Special Items and Merger-related Amortization should be viewed as a supplement to — not a substitute for — our results of operations presented on the basis of accounting principles generally accepted in the United States.  We believe that After-tax Income Excluding Special Items and Merger-related Amortization is used by and is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to evaluate our performance without regard to items such as special items and amortization expense, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.  Our management uses After-tax Income Excluding Special Items and Merger-related Amortization: as a measure of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance.

# # #

 (Summary of Operations Attached)

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, and language indicating trends, such as “trend improvements,” “progress,” “anticipated,” “improving sales trends” and “on track.” It also includes financial information, of which, as of the date of this press release, the company’s independent auditors have not completed their review.   Although the company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the company’s projections and expectations are disclosed in the company’s filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; unanticipated expenses, margin impact and other factors resulting from the recent merger; failure to realize anticipated results from synergy initiatives; and increases in costs generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

MOLSON COORS BREWING COMPANY

SUMMARY OF OPERATIONS - CONSOLIDATED

3rd QUARTER 2005

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 25,	September 26,	September 25,	September 26,
(In thousands, except per share amounts)	2005	2004	2005	2004

Barrels of beer and other beverages sold	12,837	8,559	33,729	24,419

Sales	$2,210,188	$1,487,828	$5,837,783	$4,272,841
Beer excise taxes	(613,326)	(383,522)	(1,565,463)	(1,094,330)
Net sales	1,596,862	1,104,306	4,272,320	3,178,511

Costs and expenses:
Cost of goods sold	(935,426)	(688,384)	(2,575,773)	(2,003,152)
Gross profit	661,436	415,922	1,696,547	1,175,359

Marketing, general and administrative	(465,461)	(312,018)	(1,285,173)	(917,857)
Special charges - net	(33,493)	—	(161,866)	—
Operating income	162,482	103,904	249,508	257,502

Other (expense) income - net	(6,405)	5,903	(9,393)	5,883
Interest expense - net	(40,232)	(12,268)	(102,105)	(40,831)
Income before income taxes	115,845	97,539	138,010	222,554
Income tax expense	(7,372)	(29,430)	(29,097)	(69,658)
Income before minority interest	108,473	68,109	108,913	152,896
Minority interest	(275)	(3,967)	3,647	(11,878)
Net income (1)	$108,198	$64,142	$112,560	$141,018

Net income per share (basic)	$1.27	$1.72	$1.45	$3.81
Net income per share (diluted)	$1.26	$1.68	$1.44	$3.74

Weighted average number of shares o/s (basic) (2)	85,323	37,341	77,405	37,054
Weighted average number of shares o/s (diluted)	85,900	38,125	78,059	37,754

Cash dividends declared per share	$0.32	$0.205	$0.96	$0.615

(1) Purchase accounting, which is preliminary as of September 25, 2005, could result in additional income or loss that these results do not reflect on an annualized basis when finalized in subsequent reporting periods.

(2) Shares outstanding at December 26, 2004, totaled 37.7 million and were 85.3 million at September 25, 2005, largely as a result of the merger.

NOTE:  All results prior to February 9, 2005, exclude Molson Inc., which merged with Adolph Coors Company on that date.

MOLSON COORS BREWING COMPANY

SUMMARY OF OPERATIONS - CANADA

3rd QUARTER 2005

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 25,	September 26,	September 25,	September 26,
(In thousands)	2005	2004	2005	2004

Barrels of beer and other beverages sold	2,398	—	5,490	—

Sales	$635,191	$17,765	$1,445,813	$44,959
Beer excise taxes	(149,725)	—	(325,423)	—
Net sales	485,466	17,765	1,120,390	44,959

Costs and expenses:
Cost of goods sold	(233,297)	—	(586,111)	—
Gross profit	252,169	17,765	534,279	44,959

Marketing, general and administrative	(113,968)	403	(273,065)	637
Operating income	138,201	18,168	261,214	45,596

Other expense - net	(6,953)	—	(6,953)	—
Interest income - net	—	—	—	—
Earnings before income taxes	$131,248	$18,168	$254,261	$45,596

MOLSON COORS BREWING COMPANY

SUMMARY OF OPERATIONS - UNITED STATES

3rd QUARTER 2005

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 25,	September 26,	September 25,	September 26,
(In thousands)	2005	2004	2005	2004

Barrels of beer and other beverages sold	6,077	5,883	17,205	16,802

Sales	$766,389	$738,887	$2,192,293	$2,107,927
Beer excise taxes	(108,529)	(105,077)	(307,478)	(300,625)
Net sales	657,860	633,810	1,884,815	1,807,302

Costs and expenses:
Cost of goods sold	(403,203)	(381,657)	(1,144,624)	(1,098,618)
Gross profit	254,657	252,153	740,191	708,684

Marketing, general and administrative	(186,371)	(192,283)	(561,009)	(554,568)
Special charges	(37,115)	—	(54,561)	—
Operating income	31,171	59,870	124,621	154,116

Other (expense) income - net	(1,163)	6,178	(1,105)	8,461
Interest income - net	—	—	—	—
Earnings before income taxes	$30,008	$66,048	$123,516	$162,577

MOLSON COORS BREWING COMPANY

SUMMARY OF OPERATIONS - EUROPE

3rd QUARTER 2005

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 25,	September 26,	September 25,	September 26,
(In thousands)	2005	2004	2005	2004

Barrels of beer and other beverages sold	2,767	2,676	7,418	7,618

Sales	$664,077	$731,176	$1,888,933	$2,119,955
Beer excise taxes	(282,965)	(278,445)	(774,402)	(793,705)
Net sales	381,112	452,731	1,114,531	1,326,250

Costs and expenses:
Cost of goods sold	(245,722)	(306,727)	(736,732)	(904,534)
Gross profit	135,390	146,004	377,799	421,716

Marketing, general and administrative	(107,109)	(109,438)	(329,570)	(335,551)
Special charges	(561)	—	(960)	—
Operating income	27,720	36,566	47,269	86,165

Other expense - net	(2,487)	(900)	(9,080)	(2,894)
Interest income - net	3,150	3,757	10,108	11,828
Earnings before income taxes	$28,383	$39,423	$48,297	$95,099

MOLSON COORS BREWING COMPANY

SUMMARY OF OPERATIONS - BRAZIL

3rd QUARTER 2005

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 25,	September 26,	September 25,	September 26,
(In thousands)	2005 (1)	2004	2005 (1)	2004

Barrels of beer and other beverages sold	1,595	—	3,616	—

Sales	$141,871	$—	$308,084	$—
Beer excise taxes	(72,107)	—	(158,160)	—
Net sales	69,764	—	149,924	—

Costs and expenses:
Cost of goods sold	(52,923)	—	(108,025)	—
Gross profit	16,841	—	41,899	—

Marketing, general and administrative	(34,081)	—	(70,024)	—
Special charges	—	—	(46,710)	—
Operating loss	(17,240)	—	(74,835)	—

Other income - net	492	—	175	—
Interest expense	(7,263)	—	(18,254)	—
Loss before income taxes	$(24,011)	$—	$(92,914)	$—

(1) The Brazil segment’s results are reported from February 9, 2005, the effective date of the merger with Molson, Inc. The Brazil segment is reported one month in arrears.  Accordingly, the amounts above represent results for the period from February 9, 2005 through August 31, 2005.

MOLSON COORS BREWING COMPANY

SUMMARY OF OPERATIONS - CORPORATE

3rd QUARTER 2005

(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 25,	September 26,	September 25,	September 26,
(In thousands)	2005	2004	2005	2004

Barrels of beer and other beverages sold	—	—	—	—

Sales (1)	$2,660	$—	$2,660	$—
Beer excise taxes	—	—	—	—
Net sales (1)	2,660	—	2,660	—

Costs and expenses:
Cost of goods sold (1)	(281)	—	(281)	—
Gross profit	2,379	—	2,379	—

Marketing, general and administrative	(23,932)	(10,700)	(51,505)	(28,375)
Special charges	4,183	—	(59,635)	—
Operating loss	(17,370)	(10,700)	(108,761)	(28,375)

Other income - net	3,706	625	7,570	316
Interest expense - net	(36,119)	(16,025)	(93,959)	(52,659)
Loss before income taxes	$(49,783)	$(26,100)	$(195,150)	$(80,718)

(1) The amounts shown are reflective of revenues and costs associated with the Company’s intellectual property, including trademarks and brands.  Prior period amounts have not been reclassified due to immateriality.